INTERNET BRANDS, INC. REPORTS SECOND QUARTER 2009 FINANCIAL RESULTS

▪	Record Adjusted EBITDA Margin of 40.2%; Year-over-year Adjusted EBITDA growth of 10%
▪	Revenues and Adjusted EBITDA of $23.2 million and $9.3 million
▪	Net Income of $0.06 per diluted common share
▪	Reaffirming 2009 Adjusted EBITDA guidance: 10 - 15% growth expected over 2008; full year Adjusted EBITDA of approximately $38.5 - $40.5 million
▪	2009 full year Revenue guidance of $98 - $102 million

LOS ANGELES, CA (July 29, 2009) – Internet Brands, Inc. (NASDAQ: INET) today reported financial results for the three and six months ended June 30, 2009.

Second Quarter Operating Results

Total revenues for the second quarter of 2009 were $23.2 million compared to $25.3 million in the prior year period.

Consumer Internet revenues were $15.8 million in the second quarter of 2009 compared to $18.1 million in the prior year period.  In the quarter, the Company’s advertising revenues increased $1.2 million compared to the prior year period, driven by acquisitions and organic growth from the Company’s websites.  Organic growth from websites owned more than one year contributed significantly to the increase. The increase in advertising revenues was offset by a $3.5 million year-over-year decrease in automotive e-commerce revenues due to continued weakness in consumer demand for automobiles.

Licensing revenues increased to $7.4 million in the second quarter of 2009 from $7.2 million in the prior year period, due primarily to continued growth of vBulletin software licenses. Had foreign exchange rates remained constant for the second quarter of 2008 through the second quarter of 2009, licensing revenues for the second quarter of 2009 would have been $0.4 million higher than reported.

Net income for the second quarter of 2009 was $2.5 million, or $0.06 per diluted common share, compared to net income of $2.9 million, or $0.07 per diluted common share, in the prior year period.

For the second quarter of 2009, Adjusted EBITDA grew 10% to $9.3 million from $8.5 million in the prior year period.  Adjusted EBITDA margins in the quarter expanded 670 basis points to 40.2%.  The Company’s EBITDA margins have continued to expand throughout the past year, a result of the shift from lower margin automotive e-commerce revenues to higher margin advertising revenues, and from the continued leverage from the Company’s operating platform.

Total monthly unique visitors to the Company’s network of websites grew to 50 million in June 2009, a 35% increase from 37 million in June 2008.  More than 95% of the traffic to the Company’s websites is from non-paid sources.

First Half 2009 Operating Results

Total revenues for the first half of 2009 were $46.8 million compared to $50.2 million in the prior year period.

Consumer Internet revenues were $32.0 million in the first half of 2009 compared to $34.4 million in the prior year period.  The Company’s higher margin advertising revenues increased $3.9 million in the first half of 2009 compared to the prior year period.  The increase was a result of acquisitions and organic growth from the Company’s websites.  The increase in advertising revenue during the first half of 2009 was offset by a $6.3 million year-over-year decrease in automotive e-commerce revenues due to continued weakness in consumer demand for automobiles.

Licensing revenues were $14.8 million for the first half of 2009 compared to $15.8 million in the prior year period.  Had foreign exchange rates remained constant for the six months ended June 30, 2008 through the six months ended June 30, 2009, licensing revenues for the six months ended June 30, 2009 would have been $0.9 million higher than reported.

Net income for the first half of 2009 was $4.8 million, or $0.11 per diluted common share, compared to net income of $5.9 million, or $0.13 per diluted common share, in the prior year period.

For the first half of 2009, Adjusted EBITDA grew 7% to $17.6 million from $16.4 million in the same period last year.  Adjusted EBITDA margins for the six-month period ended June 30, 2009 expanded 490 basis points to 37.6%.

Q3 and Full Year 2009 Guidance

The Company is reaffirming its full year Adjusted EBITDA guidance of growth in the range of 10% to 15% over 2008, or full year Adjusted EBITDA of approximately $38.5 to $40.5 million.  The Company expects full year revenues to range from $98 to $102 million.

For the third quarter of 2009, the Company anticipates revenues to range from $25.0 to $25.8 million and Adjusted EBITDA to range from $10.0 to $10.7 million.

 “We are pleased with our results for the first half of the year and have good visibility on sequential growth for each of the next two quarters,” said Bob Brisco, CEO of Internet Brands.  “As importantly, our longer-term growth initiatives continue to gain traction paving the way to both revenue growth and EBITDA margin expansion.”

Balance Sheet and Liquidity

As of June 30, 2009, the Company had $61.7 million of cash and investments, and no outstanding debt under its $35 million revolving line of credit.

Net cash provided by operating activities in the first half of 2009 was $19.5 million compared to $16.2 million in the prior year period.  From March 31, 2009 through June 30, 2009, the Company’s accounts receivable balance decreased approximately $3.5 million. This decline was primarily the result of significant cash collections in the Autodata Solutions division, including amounts paid-in-full as part of OEM restructuring programs.

Acquisitions

In a separate press release today, the Company announced three website acquisitions in the Money & Business and Leisure verticals.

During the second quarter of 2009 and through July 29, 2009, the Company acquired four websites for an aggregate purchase price of approximately $4.0 million. The four acquisitions include two websites in the Money & Business vertical, BusinessMart.com and BusinessFinance.com, one website in the Travel & Leisure vertical, KidsCamps.com, and one previously announced acquisition, Outblush.com, in the Shopping vertical.

For the first half of 2009 and through July 29, 2009, the Company completed eight website-related acquisitions for an aggregate purchase price of approximately $5.3 million.  Total spend related to acquisition purchases, earnouts and holdbacks totaled $11.4 million in the first half of 2009. The financial impact of these acquisitions is included in the Company’s 2009 business outlook.

Non-GAAP Financial Measures

This press release includes a discussion of "Adjusted EBITDA," which is a non-GAAP financial measure.  The Company defines EBITDA as net income before (a) investment and other income; (b) income tax provision (benefit); and (c) depreciation and amortization. The Company defines Adjusted EBITDA as a further adjustment of EBITDA to exclude share-based compensation expense related to the Company's grant of stock options and other equity instruments.

The Company believes these non-GAAP financial measures provide important supplemental information to management and investors. These non-GAAP financial measures reflect an additional way of viewing aspects of the Company's operations that, when viewed with the GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting the Company's business and results of operations.

Management uses EBITDA and Adjusted EBITDA as measurements of the Company's operating performance because they assist in comparisons of the Company's operating performance on a consistent basis by removing the impact of items not directly resulting from core operations. Internally, these non-GAAP measures are also used by management for planning purposes, including the preparation of internal budgets; to allocate resources to enhance financial performance; to evaluate the effectiveness of operational strategies; and to evaluate the Company's capacity to fund capital expenditures and to expand its business. The Company also believes that analysts and investors use EBITDA and Adjusted EBITDA as supplemental measures to evaluate the overall operating performance of companies in its industry.

These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management strongly encourages investors to review the Company's consolidated financial statements in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. In addition, the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above, and exclusion of these items from the Company's non-GAAP measures should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

The table below reconciles net income and Adjusted EBITDA for the periods presented (in thousands):
	Three months ended		Six months ended
	June, 30		June, 30
	2009	2008	2009	2008
	(unaudited)
Net income	$2,545	$2,923	$4,808	$5,943
Provision for income taxes	1,807	2,179	3,346	4,281
Depreciation and amortization	3,983	3,370	7,826	6,117
Stock-based compensation	869	550	1,544	1,207
Investment and other income	140	(549)	77	(1,140)

Adjusted EBITDA	$9,344	$8,473	$17,601	$16,408

Conference Call and Webcast

The Company will host a conference call to discuss its second quarter 2009 financial results beginning at 4:30 pm ET (1:30 pm PT), today, July 29, 2009.  Participants may access the call by dialing 877-941-6011 (domestic) or 480-248-5085 (international). In addition, the call will be broadcast live over the Internet hosted at the Investor Relations section of the Company’s website at www.internetbrands.com and will be archived online within one hour of the completion of the conference call.  A telephone replay will be available through August 12, 2009. To access the replay, please dial 800-406-7325 (domestic) or 303-590-3030 (international), passcode 4117022.

About Internet Brands, Inc.

Los Angeles-based Internet Brands, Inc. (NASDAQ:INET) is a leading Internet media company that owns, operates and grows community and e-commerce websites in the automotive, careers, home, money & business, shopping and travel & leisure categories. With a flexible and scalable platform, Internet Brands operates a rapidly growing network of more than 200 websites, of which more than 90 each receive more than 100,000 monthly unique visitors.  In June of 2009, the company’s websites received 50 million unique visitors.

Safe Harbor Statement

This press release includes forward-looking information and statements, including but not limited to its 2009 business outlook, management comments and guidance, that are subject to risks and uncertainties that could cause actual results to differ materially.  Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, competitive position, industry environment, potential growth opportunities and the effects of regulation.  These statements are based on our management’s current expectations and beliefs, as well as a number of assumptions concerning future events.  Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside our management’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements.  These risks, uncertainties, assumptions and other important factors include, but are not limited to, our pursuit of an acquisition-based growth strategy entailing significant execution, integration and operational risks, the impact of the recent downturn in the economy and the automotive industry in particular on our revenues from automotive dealers and manufacturers, our ability to compete effectively against a variety of Internet and traditional offline competitors, and our reliance on the public to continue to contribute content without compensation to our websites that depend on such content.  These and other risks are described more fully in our Annual Report on Form 10-K for the annual period ended December 31, 2008, filed with the U.S. Securities and Exchange Commission (SEC) on March 6, 2009. You should consider these factors in evaluating forward-looking statements.  For additional information regarding the risks related to our business, see our prospectus in the Registration Statement, and other related documents, that we have filed with the SEC.  You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov.  All information provided in this release is as of July 29, 2009 and should not be unduly relied upon because we undertake no duty to update this information.

Contact:     Laura Foster
ICR, Inc.
lfoster@icrinc.com
(310) 954-1100

###

INTERNET BRANDS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	June 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS

Current assets
Cash and cash equivalents	$42,452	$43,648
Investments, available for sale	19,266	13,723
Accounts receivable, less allowances for doubtful accounts of $1,161 and $1,513 at June 30, 2009 and December 31, 2008, respectively	9,379	16,353
Deferred income taxes	9,591	9,591
Prepaid expenses and other current assets	1,054	1,299
Total current assets	81,742	84,614

Property and equipment, net	12,774	11,460
Goodwill	211,077	203,806
Intangible assets, net	20,544	24,556
Deferred income taxes	53,884	56,262
Other assets	460	767

Total assets	$380,481	$381,465

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$10,635	$17,043
Deferred revenue	6,188	7,325
Total current liabilities	16,823	24,368

Commitments and contingencies	-	-

Stockholders’ equity

Class A Common stock, $.001 par value; 125,000,000 sharesauthorized; 41,762,846 and 40,946,826 issued and outstanding at June 30, 2009 and December 31, 2008, respectively	42	41

Class B Common stock, $.001 par value; 6,050,000 authorized; 3,025,000 shares issued and outstanding at June 30, 2009 and December 31, 2008, respectively	3	3

Additional paid-in capital	609,097	607,434
Accumulated deficit	(245,609)	(250,418)
Accumulated other comprehensive income	125	37
Total stockholders’ equity	363,658	357,097

Total liabilities and stockholders’ equity	$380,481	$381,465

INTERNET BRANDS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenues
Consumer Internet	$15,787	$18,075	$31,976	$34,378
Licensing	7,441	7,189	14,780	15,827
Total revenues	23,228	25,264	46,756	50,205

Costs and operating expenses
Cost of revenues	4,406	5,558	9,189	10,945
Sales and marketing	4,561	5,140	9,337	11,347
Technology	2,305	2,333	4,406	3,753
General and administrative	3,481	4,310	7,767	8,959
Depreciation and amortization of intangibles	3,983	3,370	7,826	6,117
Total costs and operating expenses	18,736	20,711	38,525	41,121

Income from operations	4,492	4,553	8,231	9,084
Investment and other income (expense)	(140)	549	(77)	1,140
Income before income taxes	4,352	5,102	8,154	10,224
Provision for income taxes	1,807	2,179	3,346	4,281
Net income	$2,545	$2,923	$4,808	$5,943

Basic net income per share - Class A	$0.06	$0.07	$0.11	$0.14
Diluted net income per share - Class A	$0.06	$0.07	$0.11	$0.13

Basic net income per share - Class B	$0.06	$0.07	$0.11	$0.14
Diluted net income per share - Class B	$-	$-	$-	$-

Class A weighted average number of shares - Basic	40,358,805	39,968,963	40,563,113	39,857,910
Class A weighted average number of shares - Diluted	46,083,251	44,895,800	45,781,327	44,814,452

Class B weighted average number of shares - Basic	3,025,000	3,025,000	3,025,000	3,025,000
Class B weighted average number of shares - Diluted	-	-	-	-

Stock-based compensation expense by function
Sales and marketing	$108	$77	$194	$126
Technology	57	31	94	51
General and administrative	704	442	1,256	1,030
	$869	$550	$1,544	$1,207